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                                                                    Exhibit 23.1

                          Independent Auditors' Consent

The Board of Directors
Swift Transportation Co., Inc.:

We consent to incorporation by reference in the Registration Statements No. 333-60970, 333-16865, 333-20651 and 033-66034 on Form S-3 and in the
Registration Statements No. 333-98581, 33-85940, 333-53566, 333-31067,
333-64910, 333-66770 and 333-81403 on Form S-8 of Swift Transportation Co., Inc. of our report dated February 7, 2003, except as to Note 27, as to which the date is February 21,2003, relating to the consolidated balance sheets of Swift Transportation Co., Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of Swift Transportation Co., Inc.

Our report refers to the Company's adoption of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, effective January 1, 2001, and Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002.

The consolidated financial statements of Swift Transportation Co., Inc. for the year ended December 31, 2000 have been restated to reflect the pooling-of-interests transaction with MS Carriers, Inc. as described in Note 2 to the consolidated financial statements. We did not audit the 2000 consolidated financial statements of MS Carriers, Inc., which statements reflect total revenues constituting 36 percent of the consolidated total. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for MS Carriers, Inc. for the year ended December 31, 2000, is based solely on the report of the other auditors.

KPMG LLP

Phoenix, Arizona
March 26, 2003